EXHIBIT 11

                           SBI COMMUNICATIONS, INC.
                  COMPUTATION OF EARNINGS PER COMMON SHARE
                           FOR THE SIX MONTHS ENDED
                           JUNE 30 , 1997 AND 1998

                                             Six Months        Six Months
                                               Ended              Ended
                                           June 30, 1998     June 30, 1999
                                           --------------   --------------
Shares outstanding:                           5,570,439        5,570,439
Weighted average shares outstanding           5,570,439        5,570,439
Net loss                                   $   (280,209)    $   (280,209)
Preferred Dividend                                --               --
                                           --------------   --------------
Total                                          (280,209)        (280,209)
Net loss per share                         $      (0.05)   $       (0.05)